OMB APPROVAL
OMB Number: 3235-0056 Expires: September 30, 2014 Estimated average burden hours per response 3.0

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

LSI Corporation
 (Exact name of registrant as specified in its charter)

Delaware	94-2712976
(State of incorporation or organization)	(IRS Employer Identification No.)

1621 Barber Lane
Milpitas, California 95035
 (Address of principal executive offices, including zip code)
Common Stock, par value $.01 per share	The NASDAQ Stock Market LLC
(Title of each class to be so registered)	(Name of each exchange on which each class is to be registered)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [X]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [  ]

Securities Act registration file number to which this form relates:                                                       (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:
None
       (Title of class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.  Description of Registrant’s Securities to be Registered.

This Form 8-A is being filed in connection with the listing of the common stock, $0.01 par value per share (“Common Stock”) of LSI Corporation, a Delaware corporation (the “Company”) pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended, on the NASDAQ Stock Market commencing on or about December 19, 2012 and the Company’s voluntary delisting the Common Stock from the New York Stock Exchange.

The following statements with respect to the capital stock of the Company are subject to the detailed provisions of the Company’s Certificate of Incorporation (“Certificate of Incorporation”) and the Amended and Restated Bylaws of the Company (“Bylaws”) each of which is filed herewith and is incorporated by reference into this Form 8-A.  These statements do not purport to be complete and are qualified in their entirety by reference to the terms of the Certificate of Incorporation and the Bylaws.  The General Corporation Law of the State of Delaware, as amended (the “DGCL”), may also affect the terms of the Common Stock.

The authorized capital of the Company consists of 1,300,000,000 shares of Common Stock, $.01 par value, and 2,000,000 shares of preferred stock, $.01 par value.  As of December 3, 2012, there were approximately 553,142,523 shares of Common Stock outstanding and no shares of preferred stock outstanding.

The following is a summary of the material provisions of the Company’s Certificate of Incorporation and Bylaws, insofar as they relate to the material terms of the Common Stock.

Common Stock

Voting Rights: The Certificate of Incorporation provides that each stockholder of the Company (a “Company Stockholder”) is entitled to one vote for each share of capital stock on all matters to be voted upon by the stockholders; provided, however, that the Company Stockholders are entitled to cumulate votes in connection with the election of directors if properly requested in accordance with the terms of the Bylaws.  The Company Stockholder may cast all of these votes for a single candidate or may distribute them among the number of directors to be elected.

Dividends: Subject to any restrictions contained in the DGCL or the Certificate of Incorporation, the Company’s board of directors may declare and pay dividends upon the shares of Common Stock.  Dividends may be paid in cash, in property or in shares of the Company’s capital stock.

Liquidation: Upon liquidation, dissolution or winding up of our business, the holders of common stock are entitled to share equally in all assets available for distribution after payment of liabilities, subject to prior distribution rights of preferred stock.

Other: The holders of Common Stock have no preemptive or conversion rights or other subscription rights.  No redemption or sinking fund provisions apply to the Common Stock.

Preferred Stock

The Company’s board of directors has the authority to issue the preferred stock in one or more series and to fix the following rights, preferences, privileges and restrictions of the preferred stock without further vote or action by our stockholders:

•	dividend rights and rates;
•	terms of conversion, voting rights, terms of redemption, liquidation preferences; and
•	the number of shares constituting any series or the designation of such series.

Preferred stock could be issued quickly with terms calculated to delay or prevent a change in control and may adversely affect the voting and other rights of the holder of common stock.

Certain Provisions of Delaware Law and of the Certificate of Incorporation and Bylaws

Undesignated Preferred Stock: The ability to authorize undesignated preferred stock makes it possible for the Company’s board of directors to issue one or more series of preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of our company.  These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company.

Special Meeting of Stockholders: The Bylaws provide that a special meeting of the Company Stockholders may be called at any time by a majority of the Company’s board of directors, the chairman of the board of directors, the president or by the chief executive officer.

Written Consent of Stockholders: The Bylaws provide that the Company Stockholders may take action at an annual meeting or a special meeting of stockholders.  In addition, unless otherwise provided in the Certificate of Incorporation, Company Stockholders may take any action that may be taken at any annual special meeting of such Company Stockholders, without a meeting, without prior notice and without a vote, if a written consent is signed by the holders of outstanding stock having not less than the minimum number of votes necessary to take action at a meeting at which all shares entitled to vote were present and voted.

Advance Notice of Proposals and Nominations: The Bylaws establish advance notice procedures for business to be properly brought before a meeting of the Company Stockholders by Company Stockholders, or for a nomination of candidates for election to the Company’s board of directors to be properly made by a Company Stockholder.

Amendment of Certificate of Incorporation and Bylaws: Pursuant to Section 242(b) of the DGCL, the Certificate of Incorporation may be amended by the affirmative vote of a majority of the outstanding stock entitled to vote thereon.  The Company’s board of directors is expressly authorized to make, alter, amend or repeal the Bylaws.  Company Stockholders entitled to vote may also adopt, amend or repeal the Bylaws.

Item 2.  Exhibits.

Exhibit No.	Description
3.1 3.2
Certificate of Incorporation of LSI Corporation (Incorporated by reference to Exhibit 3.2 to the Current Report of LSI Corporation on Form 8-K, filed with the Securities and Exchange Commission on November 16, 2009)

Bylaws of LSI Corporation (Incorporated by reference to Exhibit 3.1 to the Current Report of LSI Corporation on Form 8-K, filed with the Securities and Exchange Commission on November 14, 2011)

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

LSI CORPORATION

By:	/s/ Bryon Look
Bryon Look Executive Vice President, Chief Financial Officer and Chief Administrative Officer

Date:           December  18, 2012

EXHIBIT INDEX

Exhibit No.	Description
3.1 3.2
Certificate of Incorporation of LSI Corporation (Incorporated by reference to Exhibit 3.2 to the Current Report of LSI Corporation on Form 8-K, filed with the Securities and Exchange Commission on November 16, 2009)

Bylaws of LSI Corporation (Incorporated by reference to Exhibit 3.1 to the Current Report of LSI Corporation on Form 8-K, filed with the Securities and Exchange Commission on November 14, 2011)